Exhibit 99.1

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD SECOND QUARTER

GREENVILLE, S.C., Oct. 29 /PRNewswire-FirstCall/ --- World Acceptance Corporation (Nasdaq: WRLD) today reported record financial results for its second fiscal quarter ended September 30, 2009.

Net income for the second quarter rose 46.9% to $14.6 million compared with $9.9 million for the same quarter of the prior year.  Net income per diluted share increased 48.3% to $0.89 in the second quarter of fiscal 2010 compared with $0.60 in the prior year quarter.  Net income for the quarter ended September 30, 2008, was originally reported as $10.7 million, or $0.65 per share, and was subsequently revised due to a change in accounting principle for the Company's convertible notes.

Total revenues increased to $104.2 million in the second quarter of fiscal 2010, a 13.6% increase over the $91.7 million reported in the second quarter last year.  The primary driver for the growth in revenue was a 13.6% increase in average net loans.  Gross loans outstanding increased 13.1% to $754.9 million at September 30, 2009, up from $667.2 million at September 30, 2008.

"I am very pleased with World Acceptance's strong growth in revenue and net income in the second quarter," stated Sandy McLean, CEO. "While we do not expect quarter over quarter net income gains in coming quarters to be as high as this quarter, our improved second quarter results continued our excellent first quarter's performance and benefited from increased loan balances outstanding, ongoing focus on expense control, and close management of credit risks.  In addition, loan demand remains strong as loan volume increased 14.7% compared to the prior year second fiscal quarter."

"The Company has also benefited from a slight improvement in its credit losses during the quarter," continued Mr. McLean. "Our net charge-offs decreased to 16.2% of average net loans on an annualized basis during the quarter compared with 17.0% in the second quarter of last year, while 61+ days past due loans on a recency basis remained flat at 3.3% at the end of both quarters."

The provision for loan losses rose 7.9% to $25.2 million in the second quarter of fiscal 2010 compared with the second quarter of fiscal 2009.  "We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook," noted Mr. McLean.

The Company's general and administrative expenses decreased from 52.7% of total revenues to 49.7% during the current fiscal quarter. The improvement benefited from the strong growth in revenues and reduced start-up costs associated with a lower number of branch openings in the second quarter of 2010 compared with the prior year.   World Acceptance opened 17 new offices in the second quarter of 2010 compared with 35 offices in the same quarter last year.

Other key return ratios for the second quarter included a 10.3% return on average assets (annualized) and an annualized return on average equity of 18.2%.

Six-Month Results

For the first six-months of the fiscal year, net income rose 37.4% to $29.2 million compared with $21.3 million for the six months ended September 30, 2008.  Fully diluted net income per share rose 38.8% to $1.79 in fiscal 2010 compared with $1.29 for the first six months of fiscal 2009.  The fiscal 2009 results were restated from net income of $22.7 million and $1.37 per dilutive share due to a change in accounting principle.

Total revenues for the first six-months of fiscal 2010 rose 13.5% to $204.4 million compared with $180.1 million during the corresponding period of the previous year.  Net charge-offs increased $3.1 million, or 8.3%, compared to the prior year first six-months.  Annualized net charge-offs as a percent of average net loans were 15.1% compared to 15.8% during the prior year six-month period.

During the first six-months of the fiscal year, the Company opened 23 offices and closed 1 office, resulting in a total of 966 offices at September 30, 2009.

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WRLD Announces Second Quarter Results

October 29, 2009

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 966 offices in 11 states and Mexico.  It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-780-3379, passcode 4696758.  A simulcast of the conference call is also available on the Internet at http://tinyurl.com/ykxryad or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company's markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Announces Second Quarter Results

October 29, 2009

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Interest & fees	$91,540	$80,054	$176,608	$156,403
Insurance & other	12,666	11,667	27,828	23,739
Total revenues	104,206	91,721	204,436	180,142
Expenses:
Provision for loan losses	25,156	23,307	45,584	41,164
General and administrative expenses
Personnel	33,912	31,200	70,203	64,516
Occupancy & equipment	7,113	6,478	13,817	12,532
Data processing	494	581	1,028	1,170
Advertising	2,449	2,532	4,821	5,241
Intangible amortization	568	623	1,133	1,224
Other	7,219	6,965	14,086	12,486
	51,755	48,379	105,088	97,169
Interest expense	3,617	3,892	6,727	7,501
Total expenses	80,528	75,578	157,399	145,834
Income before taxes	23,678	16,143	47,037	34,308
Income taxes	9,066	6,197	17,790	13,019
Net income	$14,612	$9,946	$29,247	$21,289
Diluted earnings per share	$0.89	$0.60	$1.79	$1.29
Diluted weighted average shares outstanding	16,418	16,493	16,370	16,535

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30,	March 31,	September 30,
	2009	2009	2008
ASSETS
Cash	$7,287	$6,260	$8,070
Gross loans receivable	754,854	671,176	667,179
Less: Unearned interest & fees	(198,899)	(172,743)	(175,251)
Allowance for loan losses	(43,682)	(38,021)	(38,121)
Loans receivable, net	512,273	460,412	453,807
Property and equipment, net	23,121	23,060	22,970
Deferred income taxes	12,975	12,251	12,630
Goodwill	5,581	5,581	5,384
Intangibles	8,046	8,988	9,927
Other assets	10,249	9,542	9,286
	$579,532	$526,094	$522,074

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	222,265	197,041	241,235
Income tax payable	4,761	11,413	368
Accounts payable and accrued expenses	23,680	21,305	16,406
Total liabilities	250,706	229,759	258,009
Shareholders' equity	328,826	296,335	264,065
	$579,532	$526,094	$522,074

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WRLD Announces Second Quarter Results

October 29, 2009

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Expenses as a percent of total revenues:
Provision for loan losses	24.1%	25.4%	22.3%	22.9%
General and administrative expenses	49.7%	52.7%	51.4%	53.9%
Interest expense	3.5%	4.2%	3.3%	4.2%

Average gross loans receivable	$744,099	$653,671	$719,910	$634,097

Average loans receivable	$547,482	$482,130	$530,906	$468,318

Loan volume	$556,201	$484,806	$1,109,550	$945,457

Net charge-offs as percent of average loans	16.2%	17.0%	15.1%	15.8%

Return on average assets	10.3%	7.8%	10.5%	8.5%

Return on average equity	18.2%	15.5%	18.7%	16.8%

Offices opened (closed) during the period, net	17	35	22	69

Offices open at end of period	966	907	966	907

END